    FEDERAL SIGNAL PROMOTES IAN A. HUDSON TO SENIOR VICE PRESIDENT AND  CHIEF FINANCIAL OFFICER  Oak Brook, Illinois, October 25, 2017 — Federal Signal Corporation (NYSE: FSS) (the “Company”), a  leader  in  environmental  and  safety  solutions,  today  announced  that  its  Board  of  Directors  has  promoted Ian A. Hudson to the position of Senior Vice President and Chief Financial Officer, effective  October 24, 2017. Mr. Hudson, who has served as the Company’s Interim Chief Financial Officer since  March 21, 2017, will continue to serve as the Company’s Principal Accounting Officer.   Mr. Hudson  joined the Company  in August 2013 as Vice President and Corporate Controller. From  June 2012  to August 2013, Mr. Hudson served as Groupon  Inc.’s Director of Accounting  for Latin  America and Asia Pacific and prior  to that role, he worked at Ernst & Young LLP  for 14 years. For  several years there, he served as the Senior Audit Manager on the Company’s account.   Mr. Hudson  earned a bachelor’s degree in Law and French, achieving joint honors, from the University of Wales,  Cardiff in the United Kingdom, and has previously earned the qualifications of Chartered Accountant  in the United Kingdom and Certified Public Accountant in the United States.  Jennifer L. Sherman, President and Chief Executive Officer, said, “We are pleased to have successfully  transitioned the leadership of our financial function to a professional of Ian’s experience and caliber.  A collaborative leader, he brings deep accounting and financial expertise, extensive knowledge of our  Company and pragmatic problem‐solving to the position. Ian is known to our internal and external  stakeholders, including the investor community, as an outstanding financial executive who played a  key role in the acquisitions of Truck Bodies & Equipment International and Joe Johnson Equipment,  the Company’s 2016 debt refinancing and the sale of Bronto Skylift.”  Dennis J. Martin, Chairman of the Board of Directors, said, “Having worked directly with Ian for over  a dozen years, I am confident his valuable experience and outstanding service as a member of our  leadership team make him the right choice for this role.”  About Federal Signal  Federal Signal Corporation  (NYSE: FSS) provides products and  services  to protect people and our  planet. Founded  in 1901, Federal Signal  is a  leading global designer, manufacturer and supplier of  products  and  total  solutions  that  serve  municipal,  governmental,  industrial  and  commercial  customers.  Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company  operates  two  groups:  Environmental  Solutions  and  Safety  and  Security  Systems.   For  more  information on Federal Signal, visit: www.federalsignal.com/.  “Safe Harbor” Statement under  the Private Securities  Litigation Reform Act of 1995. This  release  contains  unaudited  financial  information  and  various  forward‐looking  statements  as  of  the  date hereof and we undertake no obligation to update these  forward‐looking statements regardless of  new developments or otherwise. Statements in this release that are not historical are forward‐looking  statements. Such statements are subject to various risks and uncertainties that could cause actual  results to vary materially from those stated. Such risks and uncertainties include but are not limited  to: economic conditions in various regions; product and price competition; supplier and raw material  prices; foreign currency exchange rate changes; interest rate changes; increased legal expenses and  litigation results;  legal and regulatory developments and other risks and uncertainties described  in  filings with the Securities and Exchange Commission.   Contact: Daniel A. DuPré +1.630.954.2000, ddupre@federalsignal.com    # # #